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                                                                    EXHIBIT 3.2

                           DELL COMPUTER CORPORATION

              AMENDMENTS TO BYLAWS AND ADOPTION OF RESTATED BYLAWS

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend the Bylaws of the Company (the "Bylaws");

WHEREAS, in accordance with Article IX of the Bylaws, the Board of Directors is (subject to certain exceptions specified therein) authorized to amend the Bylaws, without any action by the stockholders, by a vote of a majority of the directors;

WHEREAS, the Board of Directors deems it desirable and convenient for the administration of the Company to restate the Bylaws, incorporating therein the amendments set forth below and all amendments to the Bylaws previously adopted by the Board of Directors and making various non-substantive changes therein (such as page numbers and references thereto in the Table of Contents);

NOW, THEREFORE BE IT RESOLVED AS FOLLOWS:

         (a)   The Bylaws are amended as follows:

               (1) Section 2 of Article II is hereby amended by deleting the title thereof and replacing it with the following title (making the corresponding change to the Table of Contents):

                          Section 2. Quorum; Adjournment and Postponement of Meetings; Vote Required.

               (2) Section 2 of Article II is hereby amended by adding the following sentence to the end of the second paragraph thereof:

                          Any previously scheduled meeting of stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

               (3) Section 9 of Article II is hereby amended by adding the following sentence to the end of the second paragraph thereof:

                          The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.
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               (4)        Section 10 of Article II is hereby amended by
               deleting such provision in its entirety and replacing it with the following:

                          Section 10. Conduct of Meetings. Unless otherwise determined by resolution of the Board of Directors, the Chairman of the Board shall, or shall designate an appropriate officer of the Corporation to, call any annual or special meeting of stockholders to order, act as chairman of any such meeting and determine the rules of order and procedure to be followed in the conduct of any such meeting. The Secretary or an Assistant Secretary (if the Secretary is absent, is otherwise unable to act or delegates such duties to such Assistant Secretary) shall act as Secretary of each meeting of stockholders.

         (b) The Restated Bylaws attached hereto as Exhibit A (including any and all additional amendments effected thereby) are hereby approved and adopted as the Bylaws of the Company and henceforth may be referred to as, and may be presented as, the Bylaws of the Company; and the Secretary is authorized and directed to insert a copy thereof into the records of the Company where the Company's organizational documents are held.